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EXHIBIT 4.6

FORM OF CERTIFICATE OF TRUST OF

        THIS Certificate of Trust of Protective Life Secured Trust [            ] (the "Trust") is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq., as amended from time to time) (the "Act").

        1.     Name. The name of the statutory trust formed by this Certificate of Trust is Protective Life Secured Trust [            ].

        2.     Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are Wilmington Trust Company, Rodney Square North, 1100 N. Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

        3.     Effective Date. This Certificate of Trust shall be effective upon filing.

        IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as trustee
By:

Name:
Title:

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  EXHIBIT 4.6
FORM OF CERTIFICATE OF TRUST OF